Exhibit 10.2

January 25, 2022

Quang Pham

President

Cadrenal Therapeutics, Inc.

830 North A1A #196

Ponte Vedra, FL 32082

This letter (the “Agreement”) outlines the terms of the engagement between Phamace, LLC (the “Consultant”) and Cadrenal Therapeutics, Inc. (the “Company”) in connection with preparing the Company to launch as an operating company, gathering pertinent fundraising material, obtaining a private equity investment in the Company (“Private Equity”) and preparing for an initial public offering of common stock in the Company (“Public Equity” and collectively with the Private Equity, “Equity Financings”).

I. Scope. Consultant shall provide advisory and administrative services to the Company. The scope of the responsibilities of the Consultant includes activities such as the following (the “Project”):

●	Select and secure approval of a new Company name, logo, branding, web site, and marketing material for the Company to promote its tecarfarin asset;

●	Source, interview, and hire a Chief Financial Officer and Chief Medical Officer

●	Source, interview, and hire an investment bank and financial auditor

●	Prepare and review marketing, presentation and offering materials in connection with the Equity Financings;

●	Identify and investigate potential product candidates for the Company to add to its existing pipeline;

●	Assist the Company in responding to questions from potential investors and investment bankers, including maintaining a corporate relationship with Lee’s Pharma (Hong Kong).

●	Maintain the intellectual properties of the Company;

●	Communicate and coordinate with the Food and Drug Administration (FDA) as needed;

●	Draft, edit, and deliver the Company’s S-1 narrative; and

●	Other activities as may be the Company’s and/or its counsel and advisors.

The scope and deliverables of the Consultant may change from time to time as requested by the Company. The Consultant will work with the Company and advisors/consultants on a non-exclusive basis. The Consultant will perform the work at the Consultant’s premises and other locations as may be required by the Company.

II. Timing, Fees & Term. The initial term of this agreement shall be for the period of inception (January 25, 2022) through February 28, 2022. The Company shall pay the Consultant the sum of one hundred and fifteen thousand dollars ($115,000) for the services performed.  All amounts payable under this agreement are due on September 30, 2022.

In addition, Company shall reimburse Consultant for any out-of-pocket expenses related to the services rendered hereunder. Consultant will be solely responsible for any taxes due as a result of the payment of such consulting fees.

III. Access to Information. Should the Consultant experience difficulty in obtaining the access or information necessary to perform its duties within the agreed upon terms, the Consultant will notify the Company of such difficulties and the impact on the timing, deliverables, and fees.

IV. Confidential Information. Consultant, in the performance of Consultant’s services on behalf of the Company, may have access to, receive and be entrusted with confidential information owned by the Company that is not otherwise part of the public domain (“Confidential Material”). Except in the performance of services on behalf of the Company, Consultant shall not disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Consultant’s) to be confidential because it has become part of the public domain. Upon termination of this Agreement, Consultant shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be in Consultant’s possession or under Consultant’s control.

V. Inventions and Patents. The Consultant agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, copyrights, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the Consultant’s work for the Company or which relate to the Company’s or any Affiliate’s business, research and development or existing or future products or services and which are conceived, developed or made by the Consultant (whether or not during usual business hours and whether or not alone or in conjunction with any other person), together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to in this Agreement as “Work Product”), belong to the Company. The Consultant agrees to take reasonable steps to promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term) at the Company’s expense, to establish and confirm such ownership (including the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company, at no out-of-pocket cost to the Consultant, in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. The Consultant agrees that any such copyrightable work is work made for hire by the Consultant for the Company. The Consultant hereby assigns to the Company, or waives if not assignable, all of the Consultant’s “moral rights” in and to all such Work Product, and agrees promptly to execute any further specific assignments or waivers related to moral rights at the request of the Company. In the event that the Company is unable to secure the Consultant’s signature after reasonable effort in connection with any patent, trademark, copyright, mask work or other similar protection relating to a Work Product, the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s agent and attorney in fact, to act for and on the Consultant’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights, mask works or other similar protection thereon with the same legal force and effect as if executed by the Consultant. Notwithstanding the foregoing, “work product” does not include any information or materials that the Consultant creates or develops entirely on the Consultant’s own time and for which no equipment, supplies, facilities, intellectual property, resources, employees or Confidential Information of the Company were used, unless the information or materials (i) relate to the Company’s business, (ii) relate to the Company’s actual or anticipated research or development or (iii) result from any work performed by the Consultant for the Company within the scope of the Consultant’s employment.

The Company acknowledges that any inventions and work prior by Consultant to this Agreement not related to Espero Pharmaceuticals, Inc., the Company or the Company’s asset tecarfarin shall belong to Consultant and the Company shall have no claim of ownership.

VI. Limitation of Liability. Company agrees that Consultant shall provide no representations or warranties and have no liability, whether direct or indirect, to Company, the Parties, or any other person or entity for or in connection with the services rendered pursuant to this Agreement. Notwithstanding the foregoing, Consultant shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) in any way due to, resulting from or arising in connection with any of the services or the performance of or failure to perform Consultant’s obligations under this Agreement. Any advice included in this or subsequent communications from the Consultant is not intended or provided to be used, and it cannot be used by the Company, for the purpose of avoiding any taxes or penalties that may be due by or imposed on the Company by any governmental taxing authority or agency.

VIII. Indemnification. Company and Consultant agree that the acts of Consultant within the course and scope of its engagement hereunder shall entitle Consultant to indemnification from the Company on the same basis such acts would have been covered if undertaken by the person or persons directing the Consultant.

VIX. Complete Agreement. This Agreement constitutes the entire agreement and understanding concerning Consultant’s consulting relationship with the Company. This Agreement may not be amended or modified and the term may not be changed other than by written agreement between the Consultant and the Company. This Agreement shall be construed and enforced in accordance with, and governed by, by the laws of the State of Connecticut without regard to principles of conflict of laws.

Please indicate your acceptance by signing the Agreement and returning an executed copy via email to me at quang.pham@cadrenal.com.

Please do not hesitate to contact me with any questions.

Sincerely,

/s/ Quang Pham

Quang Pham

President

AGREED TO AND ACCEPTED BY:
Phamace, LLC

/s/ Quang Pham
Sole Member

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